Exhibit 10.3

ROCKY BRANDS, INC.

EMPLOYMENT AGREEMENT

This Agreement is made effective as of the 1st day of January,  2019 by and between DAVID DIXON and ROCKY BRANDS, INC., an Ohio corporation with its principal office at 39 East Canal Street, Nelsonville, Ohio 45764.

Recitals

A.Rocky Brands, Inc. and its subsidiaries (collectively, the “Company”) are engaged in the business of designing, manufacturing and marketing high quality men’s and women’s footwear, apparel, and accessories and, in connection with its business, the Company develops and uses valuable technical and nontechnical trade secrets and other confidential information which it desires to protect.

B.You are currently employed as an executive officer of the Company and/or one or more of its subsidiaries.

C.The Company considers your continued services to be in the best interest of the Company and desires, through this Agreement, to assure your continued services on behalf of the Company on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt to obtain control of the Company.

D.You are willing to remain in the employ of the Company on the terms set forth in this Agreement.

Agreement

NOW, THEREFORE, the parties agree as follows:

1.Consideration.  As consideration for you entering into this Agreement and your willingness to remain bound by its terms, the Company shall employ you, provide you access to certain Confidential Information as defined in this Agreement, and provide you other valuable consideration as specified in this Agreement, including the compensation and benefits as set forth in Sections 3 and 4, respectively, of this Agreement.

2.Employment.

(a)  Position.  You will be employed as the President, Sourcing and Manufacturing of Rocky Brands, Inc. reporting to the  Chief Executive Officer of the Company.  You shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons employed in similar executive capacities.  If elected to other offices of the Company or its subsidiaries, you will also serve in such capacities.

(b)   Restricted Employment.  While employed by the Company, you shall devote your full business time and attention and your best efforts to the business of the Company and exercise the highest degree of loyalty and care with respect to the affairs of the Company, discharging your duties competently, diligently and effectively.  You will not engage in any outside employment or consulting work without first securing the approval of the Board of Directors of Rocky Brands, Inc. (the “Rocky Board”).  The foregoing shall not preclude you from serving on civic or charitable boards or committees or managing personal investments, so long as such activities do not interfere with the performance of your responsibilities hereunder or violate the other provisions of this Agreement.  You shall not serve on the board of any for-profit corporation or entity without the prior consent of the Rocky Board.  You further agree to comply fully with all policies and practices of the Company as are from time to time in effect.

3.Compensation.

(a)Your compensation will be at an annual base rate of $210,000 as of January 1, 2019 (“Basic Salary”), payable in accordance with the normal payroll practices of the Company.  Your Basic Salary may be increased from time to time by the Rocky Board.  Your Basic Salary may also be decreased from time to time by the Rocky Board by up to 20% of your Basic Salary in effect at that time, but only if the salaries of all other executive officers of the Company with similar agreements providing for salary reductions have similar decreases of their base salaries in effect at the time.

(b)You will be eligible to participate in annual incentive or bonus programs and to receive restricted stock and stock option awards with respect to the common stock of the Company as shall be determined by the Rocky Board in its discretion and pursuant to the terms of plans adopted by the Rocky Board from time to time.

(c)Subject to applicable Company policies, you will be reimbursed for necessary and reasonable business expenses incurred in connection with the performance of your duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.

4.Fringe Benefits.  You will be entitled to receive employee benefits and participate in any employee benefit plans, in accordance with their terms as from time to time amended, that the Company maintains during your employment and which are made generally available to all other management employees in like positions.  This includes a 401(k) and profit sharing plan.

5.Confidential Information.

(a)As used throughout this Agreement, the term “Confidential Information” means any information you acquire during employment by the Company (including information you conceive, discover or develop) which is not readily available to the general public and which relates to the business, including research and development projects, of the Company.

(b)Confidential Information includes, without limitation, information of a technical nature (such as trade secrets, inventions, discoveries, product requirements, designs,

software codes and manufacturing methods), matters of a business nature (such as customer lists, the identities of customer contacts, information about customer requirements and preferences, the terms of the Company’s contracts with its customers and suppliers, and the Company’s costs and prices), personnel information (such as the identities, duties, customer contacts, skills, and  personnel data of the Company’s employees) and other financial information relating to the Company and its customers (such as credit terms, methods of conducting business, computer systems, computer software, and strategic marketing, sales or other business plans).  Confidential Information may or may not be patentable.

(c)Confidential Information does not include information which you learned prior to employment with the Company from sources other than the Company, information you develop after employment with the Company from sources other than the Company’s Confidential Information or from information which is readily available to persons with equivalent skills, training and experience in the same fields or fields of endeavor as you.  You must presume that all information that is disclosed or made accessible to you during employment by the Company is Confidential Information if you have a reasonable basis to believe the information is Confidential Information or if you have notice that the Company treats the information as Confidential Information.

(d)  Except in conducting the Company’s business, you shall not at any time, either during or following your employment with the Company, make use of, or disclose to any other person or entity, any Confidential Information unless (i) the specific information becomes public from a source other than you or another person or entity that owes a duty of confidentiality to the Company, and (ii) 12 months have passed since the specific information became public.  However, you may discuss Confidential Information with employees of the Company when necessary to perform your duties to the Company.  Notwithstanding the foregoing, if you are ordered by a court of competent jurisdiction to disclose Confidential Information, you will officially advise the court that you are under a duty of confidentiality to the Company hereunder, take reasonable steps to delay disclosure until the Company may be heard by such Court, give the Company prompt notice of such court order, and if ordered to disclose such Confidential Information you shall seek to do so under seal or in camera or in such other manner as reasonably designed to restrict the public disclosure and maintain the maximum confidentiality of such Confidential Information.

(e)Upon termination of your employment with the Company for any reason, or otherwise upon the demand of the Rocky Board or an authorized executive officer of the Company, you shall deliver to the Company all originals and copies of any notes, documents, computer data (however stored including such data on your personal digital assistant device or personal computer) and records of any kind that reflect or relate to any Confidential Information.  As used herein, the term “notes” means written or printed words, symbols, pictures, numbers or formulae.

6.Inventions.

(a)As used throughout this Agreement, the term “Inventions” means any inventions, improvements, designs, plans, discoveries or innovations of a technical or business nature, whether patentable or not, relating in any way to the Company’s business or contemplated business if the Invention is conceived or reduced to practice by you during your employment by the Company.  Inventions includes all data, records, physical embodiments and intellectual property pertaining thereto.  Inventions reduced to practice within one year following termination of your employment with the Company shall be presumed to have been conceived during your employment.

(b)Inventions are the Company’s exclusive property and shall be promptly disclosed and assigned to the Company without additional compensation of any kind.  If requested by the Company, you, your heirs, your executors, your administrators or legal representative will provide any information, documents, testimony or other assistance needed for the Company to acquire, maintain, perfect or exercise any form of legal protection that the Company desires in connection with an Invention.

(c)Upon termination of your employment with the Company for any reason, or otherwise upon the demand of the Rocky Board or an authorized executive officer of the Company, you shall deliver to the Company all copies of and all notes with respect to all documents or records of any kind that relate to any Inventions.

7.Noncompetition and Nonsolicitation.

(a)By entering into this Agreement, you acknowledge that Confidential Information has been and will be developed and acquired by the Company by means of substantial expense and effort, that the Confidential Information is a valuable asset of the Company, that the disclosure of Confidential Information to any of the Company’s competitors would cause substantial and irreparable injury to the Company and its business, and that any customers of the Company developed by you or others during your employment are developed on behalf of the Company. You further acknowledge that you have been provided with access to Confidential Information, including Confidential Information concerning the Company’s customers, and the Company’s technical, manufacturing, sales, marketing, logistical, financial, personnel and business plans, disclosure or misuse of which would irreparably injure the Company.

(b)In exchange for the consideration specified in Sections 1, 3 and 4 of this Agreement -- the adequacy of which you expressly acknowledge -- you agree that during your employment by the Company and for a period of (1) 12 months following the termination of your employment with the Company for any reason, in the cases of Sections 7(b)(i)-(iii) below (the “Nonsolicitation Period”), and (2) six months following the termination of your employment with the Company for any reason, in the case of Section 7(b)(iv) below (the “Noncompetition Period”), you shall not, whether directly or indirectly, alone or in conjunction with another party, as an owner, shareholder, director, officer, employee, manager, consultant, independent contractor, or otherwise:

(i)  Interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person or entity who is an employee, customer, product or services supplier, business agent or partner of the Company;

(ii)Contact any employee of the Company for the purpose of discussing or suggesting that such employee resign from employment with the Company for the purpose of becoming employed or serving as an independent contractor elsewhere or provide information about individual employees of the Company or personnel policies or procedures of the Company to any person or entity, including any individual, agency or company engaged in the business of recruiting employees, executives or officers;

(iii)Recruit or hire, or attempt to recruit or hire, any person who is an employee of the Company, or was an employee of the Company within the prior six months, if such employee or former employee was primarily engaged in a sales, marketing or customer relationship position with the Company or has (or if a former employee had at the time of leaving the Company) a base annual salary rate with the Company in excess of $75,000; or

(iv)  Engage as an individual, employee, consultant, director, officer, partner, manager or otherwise with any other company or business that competes with the Company, including any of the companies listed on Exhibit A attached hereto or their subsidiaries or successors; provided, however, that your “beneficial ownership,” either individually or as a member of a “group” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of not more than two percent (2%) of the voting stock of any publicly held corporation, shall not be a violation of this Agreement.

(c)Suspension of Noncompetition Periods.  The Nonsolicitation and Noncompetition Periods described in Section 7 of this Agreement shall be suspended while you engage in any activities in breach of this Agreement.  In the event that a court grants injunctive relief to the Company for your failure to comply with Section 7, each of the Nonsolicitation Period and the Noncompetition Period shall begin again on the date such injunctive relief is granted.

(d)You agree to immediately inform the Company if you accept employment or begin self-employment within the Nonsolicitation Period or the Noncompetition Period and to provide details about such employment so that the Company can monitor and determine your compliance with the obligations imposed on you under this Agreement.

8. Termination of Employment.

(a)Termination Upon Death or Disability.  Your employment will terminate automatically upon your death.  The Company is entitled to terminate your employment because of your disability upon 30 days’ written notice to you.  “Disability” will mean “total disability” as defined in the Company’s long term disability plan at the time such notice is given, or if the Company does not have such a policy at the time of determination then it will mean your inability to perform your regular job responsibilities for more than 180 days in any 12 month period.  In the event of a termination under this Section 8(a), the Company will pay you only the earned but unpaid portion of your Basic Salary through the termination date.

Following a termination for Disability by the Company, if you desire to contest such determination, your sole remedy will be to submit the Company’s determination of Disability to arbitration in Nelsonville, Ohio before a single arbitrator under the commercial arbitration rules of the American Arbitration Association.  If the arbitrator determines that the termination was other than for Disability, the Company’s sole liability to you will be the amount that would be payable to you under Section 8(d) of this Agreement for a termination of your employment by the Company without Cause.  Each party will bear his or its own expenses of the arbitration.

(b)Termination by the Company for Cause.The Company is entitled to terminate your employment for “Cause” by giving you written notice of such termination.  As used in this Agreement, the term “Cause” shall mean that you have committed or engaged in any one or more of the following:

(i)commission of an act of dishonesty involving the Company, its business or property, including, but not limited to, misappropriation of funds or any property of the Company;

(ii)engagement in activities or conduct clearly injurious to the best interests or reputation of the Company;

(iii)willful and continued failure substantially to perform your duties under this Agreement (other than as a result of physical or mental illness or injury), after the Rocky Board delivers to you a written demand for substantial performance that specifically identifies the manner in which the Rocky Board believes that you have not substantially performed your duties;

(iv)illegal conduct or gross misconduct that is willful and results in material and demonstrable damage to the business or reputation of the Company;

(v)the clear violation of any of the material terms and conditions of this Agreement or any other written agreement or agreements you may from time to time have with the Company (following 30 days’ written notice from the Company specifying the violation and your failure to cure such violation within such 30-day period);

(vi)the clear violation of the Company’s code of business conduct or the clear violation of any other rules of behavior as may be provided in any employee handbook which would be grounds for dismissal of any employee of the Company; or

(vii)commission of a crime which is a felony, a misdemeanor involving an act of moral turpitude, or a misdemeanor committed in connection with your employment by the Company.

No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company.  Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Rocky Board or upon the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

In the event of a termination under this Section 8(b), the Company will pay you only the earned but unpaid portion of your Basic Salary through the termination date.

Following a termination for Cause by the Company, if you desire to contest such determination, your sole remedy will be to submit the Company’s determination of Cause to arbitration in Nelsonville, Ohio before a single arbitrator under the commercial arbitration rules of the American Arbitration Association.  If the arbitrator determines that the termination was other than for Cause, the Company’s sole liability to you will be the amount that would be payable to you under Section 8(d) of this Agreement for a termination of your employment by the Company without Cause.  Each party will bear his or its own expenses of the arbitration.

(c)Termination by You.  If you choose to terminate your employment with the Company for any reason, you must provide the Company with 30 days’ advance written notice and agree to continue working for the Company during the 30-day notice period; provided, however, that upon receipt of such notice of termination the Company may restrict your access to the Company’s offices, employees, customers, suppliers, properties, and Confidential Information during the 30-day notice period and may determine that your termination date will be prior to the end of the 30-day notice period.  In the event of a termination under this paragraph, the Company’s sole obligation hereunder will be to pay you the earned but unpaid portion of your Basic Salary through the termination date of your employment, which termination date will not be deemed to be earlier than 14 days after the date on which you provide the Company with your written notice of termination.

(d) Termination by the Company Without Cause.  The Company may terminate your employment without Cause by giving you 14 days’ advance written notice of such termination; provided, however, the Company may elect to restrict your access to the Company’s offices, employees, customers, suppliers, properties, and Confidential Information during the 14-day notice period.  In the event of a termination without Cause hereunder, the Company’s sole obligation shall be to pay, maintain or reimburse you the items enumerated in (i) to (iii) below, which obligation shall be effective only upon your prior execution and delivery to the Company of a release (and the expiration of any period during which you could lawfully revoke or rescind such release) of any and all claims by you against the Company and its officers, directors, employees, subsidiaries and affiliates, except for claims based on the Company’s failure to pay or provide to you the items enumerated below:

(i)  The Company will pay you the earned but unpaid portion of your Basic Salary and any earned bonus for a bonus period that was completed prior to the date of termination of your employment (the “Earned Basic Salary”).

(ii)  The Company will continue to pay you your Basic Salary for an additional six months after the date of termination of your employment (the “Severance Period”) minus any deductions required by law for taxes or otherwise (the “Salary Termination Benefit”).    Any such payments will immediately end if (A) you are in violation of any of your obligations under this Agreement, including Sections 5, 6 and/or 7 hereof; or (B) the Company, after your termination, learns of any facts about your job performance or conduct that would have given the Company Cause, as defined in Section 8(b), to terminate your employment;

(iii)  If you were employed by the Company for more than one-half of the number of days in the applicable bonus period, then the Company will pay you a Pro-Rated Bonus (as defined below) if you are eligible under a bonus plan which is based on the financial performance of the Company and which is in effect at the time of your termination but which provides that you must be employed beyond the date of your termination to earn the bonus.  Such Pro-Rated Bonus, if any, will be paid at the same time and in the same form that other similarly situated Company employees are paid under the same bonus plan, except that your payment will be ratably reduced to reflect that you did not remain employed during the entire bonus period.  The “Pro-Rated Bonus” means the bonus that would have been payable to you had you remained employed by the Company throughout the bonus period and based on the actual performance of the Company for the entire bonus period, pro-rated by multiplying such amount by a fraction, the numerator of which is the number of days during the bonus period which occurred prior to the date of your termination of employment, and the denominator of which is the number of days in the bonus period (e.g., 365 days for an annual bonus plan, 182.5 days for a semi-annual bonus plan, etc.).  The Pro-Rated Bonus will not include any amount for a bonus plan, if any, that is based on individual performance criteria.

(e)Termination Following a  Change in Control.  If a “Change in Control,” as defined in Section 8(e)(vi), shall have occurred and within 12 months following such Change in Control the Company or its successor terminates your employment other than for Disability under Section 8(a) or Cause under Section 8(b), or you terminate your employment for “Good Reason,” as defined in Section 8(e)(vii), then the Company or its successor shall be obligated to pay, maintain, provide or reimburse you the items enumerated in (i) through (iv) below, which obligation shall be effective only upon your prior execution and delivery to the Company or its successor of a release (and the expiration of any period during which you could lawfully revoke or rescind such release) of the Company and its officers, directors, employees, subsidiaries and affiliates, except for claims based on the Company’s failure to pay or provide to you the items enumerated below:

(i)  You shall be paid the Basic Salary, Salary Termination Benefit, and Pro-Rated Bonus as provided in Sections 8(d)(i), (ii) and (iii) above.

(ii)  All outstanding stock options and restricted stock awards issued to you shall become 100% vested, but otherwise such stock options and restricted stock awards shall remain subject to the applicable stock option agreements, restricted stock award agreements and their governing plans.

(iii)  If you elect to continue coverage under COBRA following your termination of employment, the Company shall maintain for your benefit at its cost, until the earlier of six months after termination of your employment following a Change in Control or your commencement of employment with a new employer or a partnership or self-employment in an activity for profit, all life insurance, medical, health and accident, and disability plans or programs, at substantially the same levels at which you shall have participated prior to termination of your employment; provided, however, that if your continued participation in any such plan or program is not permitted under the terms of any such plans and programs after termination of employment, then the Company will, at its option, either provide a substantially equivalent benefit from another provider or pay you the cost of obtaining such benefit in your own name (“CoC Fringe Termination Benefit”) (collectively the Earned Basic Salary, the Salary Termination Benefit, the Pro-Rated Bonus, and the CoC Fringe Termination Benefit are referred to as the “CoC Termination Benefits”).

(iv)  The Company is aware that upon the occurrence of a Change in Control, the Board of Directors or a shareholder of the Company may then cause or attempt to cause the Company to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Company to institute, or may institute litigation seeking to have this Agreement declared unenforceable, or may take or attempt to take other action to deny you the benefits intended under this Agreement.  In these circumstances, the purpose of this Agreement could be frustrated.  Accordingly, if following a Change in Control it should appear to you that the Company has failed to comply with any of its obligations under Section 8(e) of this Agreement or in the event that the Company or any other person takes any action to declare Section 8(e) of this Agreement void or unenforceable, or institutes any litigation or other legal action designed to deny, diminish or to recover from you the benefits entitled to be provided to you under Section 8(e), and that you have complied with all your obligations under this Agreement, the Company authorizes you to retain counsel of your choice, at the expense of the Company as provided in this Section 8(e)(viii), to represent you in connection with the initiation or defense of any pre-suit settlement negotiations, litigation or other legal action, whether such action is by or against the Company or any Director, officer, shareholder, or other person affiliated with the Company, in any jurisdiction.  Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company consents to you entering into an attorney-client relationship with such counsel, and in that connection the Company and you agree that a confidential relationship shall exist between you and such counsel, except with respect to any fee and expense invoices generated by such counsel.  The reasonable fees and expenses of counsel selected by you as hereinabove provided shall be paid or reimbursed to you by the Company on a regular, periodic basis upon presentation by you of a statement or statements prepared by such counsel in accordance with its customary practices, up to a maximum aggregate amount of $50,000.  Any legal expenses incurred by the Company by reason of any dispute between the parties as to enforceability of

Section 8(e), or any of the terms contained in Section 8(e), notwithstanding the outcome of any such dispute, shall be the sole responsibility of the Company, and the Company shall not take any action to seek reimbursement from you for such expenses.

(v)  The Company may immediately discontinue the payment or provision of the CoC Termination Benefits if (A) you are in violation of any of your obligations under this Agreement, including those in Sections 5, 6 and/or 7 hereof; and/or (B) the Company learns, within 60 days of your termination of employment, of any facts about your job performance or conduct that would have given the Company Cause, as defined in Section 8(b), to terminate your employment;  provided further, that the Company’s obligation to provide the Fringe Termination Benefit shall cease upon the earlier of your becoming employed or self-employed.

(vi)  A “Change in Control” shall be deemed to have occurred if and when, after the date hereof, (A) any “person” (as that term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on the date hereof, including any “group” as such term is used in Section 13(d)(3) of the Exchange Act on the date hereof, shall acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the date hereof) of shares of the outstanding stock of any class or classes of the Company which (A) results in such person or group possessing more than 50% of the total voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company (“a Majority Ownership Change”); or (B) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, or any combination of the foregoing transactions (a “Stock Transaction”), the owners of the voting shares of the Company outstanding immediately prior to such Transaction own less than a majority of the voting shares of the Company after the Transaction; or (C) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company (or who take office following the approval of a majority of the directors then in office who were directors at the beginning of the period) cease for any reason to constitute a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors of the Company representing at least one-half of the directors then in office who were directors at the beginning of the period (a “Majority Board Change”); or (D) the sale, exchange, transfer, or other disposition of all or substantially all of the assets of the Company (an “Asset Transaction”) shall have occurred.

(vii)  As used in this Agreement, the term “Good Reason” means, without your written consent:

(A)  a material change in your status, position, duties or responsibilities which does not represent a promotion from your existing status, position, duties or responsibilities as in effect immediately prior to the Change in Control (except in connection with the termination of employment for total and permanent disability, death, or Cause, or by you other than for Good Reason);

(B)  a reduction by the Company in your Basic Salary as in effect on the date of the Change in Control, other than a reduction of up to 20% of your Basic Salary pursuant to Section 3(a) of this Agreement or the Company’s failure to increase (within 12 months of your last increase in Basic Salary) your Basic Salary after a Change in Control in an amount which at least equals, on a percentage basis, the average percentage increase in Basic Salary for all senior executive officers of the Company, which were effected in the preceding 12 months;

(C) the failure of the Company to continue to maintain your participation in any incentive, bonus or similar compensation plan, including stock option and restricted stock plans, at substantially the level of your participation therein prior to the Change of Control.

(D)  the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed or to which you are entitled under any of the Company’s profit sharing, life insurance, medical, dental, health and accident, disability plans, paid vacation, leave and similar benefits in provided at the time of a Change in Control;

(E)  the relocation of the Company’s principal executive offices to a location more than 75 miles from Nelsonville, Ohio or the relocation of your regular office assignment by the Company to a location outside of a 35 mile radius of Nelsonville, Ohio;

(F)  the failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement;

(G)  any request by the Company that you participate in an unlawful act; or

(H)  any material breach of this Agreement by the Company which if curable is not cured within 10 days after you provide notice of such breach to the Company.

(f)  Obligations of Company Upon Termination of Employment.  Upon any termination of your employment hereunder, the Company shall have no further obligations under this Agreement and no further payments shall be payable, and no further benefits shall be provided, by the Company to you, except as provided in Section 8 above and except as required under any benefit plans or arrangements maintained by the Company and applicable to you at the time of such termination of your employment.

 (g)Waiver of Noncompetition Provision.  In the event that the Company terminates your employment in the manner described in Section 8(d), Termination by the Company Without Cause, or your employment is terminated following a Change in Control either by the Company other than for Disability under Section 8(a) or for Cause under Section 8(b) or is terminated by you for Good Reason, then at any time during the Noncompetition Period you may make a written request to the Company’s Chairman of the Board for a waiver of the Noncompetition Period and the covenants contained in Section 7(b)(iv).  Such request will be considered but will be granted, in whole or in part, or denied at the absolute discretion of the Company’s Board of Directors.  If a waiver is granted, as of the date of the waiver, the severance benefits provided in Sections 8(d)(i)-(iii) and 8(e)(i)-(iv), as applicable, will cease.  Notwithstanding the foregoing, the Nonsolicitation Period and the covenants contained in Section 7(b)(i)-(iii) will remain in full force and effect until expiration of the Nonsolicitation Period.

(h)  No Limitation on Certain Obligations.  Except as set forth in Section 8(g) above, nothing contained in this Section 8 shall be construed as limiting your obligations under Sections 5, 6, or 7 of this Agreement concerning Confidential Information, Inventions, or Noncompetition and Nonsolicitation.

(i)Code Section 409A.  You and the Company desire to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with the transition rules applicable under IRS Notice 2007-86 and Final Regulations issued under Section 409A of the Code.  Therefore, notwithstanding any provision of this Agreement to the contrary, if the Company determines that you are a “specified employee” as defined in Section 409A of the Code or any guidance promulgated thereunder (“Code Section 409A”), you shall not be entitled to any payments under Section 8 of this Agreement upon termination of your employment with the Company for any reason that otherwise would cause you to incur any additional tax or interest under Code Section 409A, until the earlier of (i) the date which is six months after the date of such termination, or (ii) the date of your death.  If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with you and receiving your approval (which shall not be unreasonably withheld), reform such provision in such a manner as shall not cause you to incur any such tax or interest.

9.Remedies; Venue; Process.

(a) You hereby acknowledge and agree that the Confidential Information disclosed to you prior to and during the term of this Agreement is of a special, unique and extraordinary character, and that any breach of this Agreement will cause the Company irreparable injury and damage, and consequently the Company shall be entitled, in addition to all other legal and equitable remedies available to it, to injunctive and any other equitable relief to prevent or cease a breach of Sections 5, 6, or 7 of this Agreement without further proof of harm and entitlement; that the terms of this Agreement, if enforced by the Company, will not unduly impair your ability to earn a living or pursue your vocation; and further, that the Company may cease paying any compensation and benefits under Section 8 if you fail to comply with this Agreement, without restricting the Company from other legal and equitable remedies.  The parties agree that the prevailing party in litigation concerning a breach of this Agreement shall be entitled to all costs and expenses (including reasonable legal fees and expenses) which it incurs in successfully enforcing this Agreement and in prosecuting or defending any litigation (including appellate proceedings) concerning a breach of this Agreement.

(b)Except as otherwise specifically provided in of this Agreement, the parties agree that jurisdiction and venue in any action brought pursuant to this Agreement to enforce its terms or otherwise with respect to the relationships between the parties shall properly lie in the Court of Common Pleas of Athens County, Ohio.  Such jurisdiction and venue is exclusive, except that the Company may bring suit in any jurisdiction and venue where jurisdiction and venue would otherwise be proper if you may have breached Sections 5, 6, or 7 of this Agreement.  The parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by statute or rule of court.

10.Exit Interview.  Prior to termination of your employment with the Company for any reason, you shall attend an exit interview if desired by the Company and shall, in any event, inform the Company at the earliest possible time of the identity of your future employer and of the nature of your future employment.

11.No Waiver.  Any failure by the Company to enforce any provision of this Agreement shall not in any way affect the Company’s right to enforce such provision or any other provision at a later time.

12.Saving.  If any provision of this Agreement is later found to be completely or partially unenforceable, the remaining part of that provision of any other provision of this Agreement shall still be valid and shall not in any way be affected by the finding.  Moreover, if any provision is for any reason held to be unreasonably broad as to time, duration, geographical scope, activity or subject, such provision shall be interpreted and enforced by limiting and reducing it to preserve enforceability to the maximum extent permitted by law.

13.No Limitation.  You acknowledge that your employment by the Company may be terminated at any time by the Company or by you with or without cause in accordance with the terms of this Agreement.  This Agreement is in addition to and not in place of other obligations of trust, confidence and ethical duty imposed on you by law.

14.Notices.  Notices and all other communications under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows:

To You:

David Dixon

14668 Bradford Drive

Logan, Ohio 43138

To the Company:

Rocky Brands, Inc.

Attention:  Chairman of the Board

39 East Canal Street

Nelsonville, OH 45764

15.Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio without reference to its choice of law rules.

16.Final Agreement.   This Agreement replaces any existing agreement between you and the Company relating to the same subject matter and may be modified only by an agreement in writing signed by both you and a duly authorized representative of the Company.

[The remainder of this page intentionally left blank.]

17.Further Acknowledgments.   YOU ACKNOWLEDGE THAT YOU HAVE RECEIVED A COPY OF THIS AGREEMENT, THAT YOU HAVE READ AND UNDERSTOOD THIS AGREEMENT, THAT YOU UNDERSTAND THIS AGREEMENT AFFECTS YOUR RIGHTS, AND THAT YOU HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY.

ROCKY BRANDS, INC.

By:       /s/ Jason Brooks

Jason Brooks

President and Chief Executive Officer

EXECUTIVE:

         /s/ David Dixon

David Dixon

Rocky Brands, Inc.

Exhibit A to Employment Agreement with David Dixon

Lacrosse

Danner

Wolverine World Wide

Merrell

Bates

Caterpillar

Bates

Dickies

Carhartt

Carolina

Thorogood

Nike

Galls

Altama

Skechers

Timberland

Red Wing

Ariat

H.H. Brown

Justin

Cabela’s

Bass Pro

Sportsman’s Guide

Muck

Chippewa

Realtree

Bellville

Garmont

Oakley

Reebok